SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.)

FILED BY THE REGISTRANT ☑	FILED BY A PARTY OTHER THAN THE REGISTRANT ☐

Check the appropriate box:
☐      Preliminary Proxy Statement
☑      Definitive proxy Statement
☐      Definitive Additional Materials
☐      Soliciting Material pursuant to sec.240.14a-11(c) or sec.240.14a-12
☐      Confidential, for Use of the commission only (as permitted by Rule 14a-6(e)(2))
VERMONT PURE HOLDINGS, LTD.
(Name of Registrant as Specified In Its Charter)
NAME OF COMPANY
(Name of Person(s) Filing Proxy Statement)
PAYMENT OF FILLING FEE (CHECK THE APPROPRIATE BOX):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 1, 2008
PROXY STATEMENT
Proposal — Election Of Directors
Directors
Corporate Governance
Committees of the Board of Directors
Compensation of Non-Employee Directors
Our Executive Officers
Compensation of Executive Officers
Security Ownership Of Certain Beneficial Owners And Management
Information About our Audit Committee and Independent Registered Public Accounting Firm
Other Matters
Availability Of Form 10-K

VERMONT PURE HOLDINGS, LTD.
1050 Buckingham Street
Watertown, Connecticut 06795

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 1, 2008

     The Annual Meeting of Stockholders of Vermont Pure Holdings, Ltd. will be held at the offices of Lamn, Krielow, Dytrych & Co., 500 University Boulevard, Suite 215, Jupiter, Florida 33458 on Tuesday, April 1, 2008, at 9:00 a.m. local time, for the following purposes:
1.	to elect seven directors to hold office until the Annual Meeting of Stockholders in 2009 and until their respective successors have been duly elected and qualified; and

2.	to transact such other business as may properly come before the meeting and any adjournment(s) of the meeting.
     The record date for the Annual Meeting is February 22, 2008. Only stockholders of record at the close of business on February 22, 2008 will be entitled to notice of, and to vote at, the meeting and any adjournments thereof.
     PLEASE READ THE ATTACHED PROXY STATEMENT, WHICH CONTAINS INFORMATION ABOUT THE ACTIONS TO BE TAKEN AT THE MEETING. IN ORDER TO ASSURE THE PRESENCE OF A QUORUM, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ACCOMPANYING PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE YOUR PROXY IF YOU SO DESIRE AT ANY TIME BEFORE IT IS VOTED.
By Order of the Board of Directors
Bruce S. MacDonald
Secretary
Watertown, Connecticut
March 5, 2008

VERMONT PURE HOLDINGS, LTD.

PROXY STATEMENT

General Information
     We are providing you with this Proxy Statement and the enclosed form of proxy in connection with solicitation of proxies by the Board of Directors, or the Board, of Vermont Pure Holdings, Ltd. to be used at our Annual Meeting of Stockholders to be held on April 1, 2008, and any adjournment(s) of the meeting. The matters to be considered at the Annual Meeting are set forth in the Notice of Meeting.
     Our executive offices are located at 1050 Buckingham Street, Watertown, Connecticut 06795 and our telephone number is 860-945-0661. We are sending this Proxy Statement and the enclosed form of proxy to stockholders of record on or about March 5, 2008.
Record Date and Outstanding Shares
     The Board has fixed the close of business on February 22, 2008 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. Only stockholders of record at the close of business on that date will be entitled to vote at the Annual Meeting or any and all adjournments of the meeting. As of February 22, 2008, we had 21,632,892 shares of common stock outstanding. Each of our stockholders will be entitled to one vote for each share of common stock held of record by that stockholder.
Solicitation and Revocation
     Proxies in the form enclosed are solicited by and on behalf of the Board. The persons named in the proxy have been designated as proxies by the Board. Any proxy given in response to this solicitation and received in time for the Annual Meeting will be voted as specified in the proxy. If no instructions are given, proxies will be voted
     “FOR” the election of the nominees listed below under “Election of Directors,”
and in the discretion of the proxies named on the proxy card with respect to any other matters properly brought before the meeting and any adjournments of the meeting. If any other matters are properly presented at the Annual Meeting for action, the persons named in the proxy will vote the proxies in accordance with their best judgment. Any proxy given in response to this solicitation may be revoked by the stockholder at any time before it is exercised by written notification delivered to our Secretary, by voting in person at the Annual Meeting, or by delivering another proxy bearing a later date.

Quorum
     The presence, in person or by proxy, of a majority of the shares of common stock issued and outstanding and entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by such proxy are not being voted with respect to a particular matter. The shares subject to a proxy which are not being voted on a particular matter will not be considered shares entitled to vote on such matter. These shares, however, may be considered present and entitled to vote on other matters and will count for purposes of determining the presence of a quorum. We also count abstentions in determining whether a quorum exists.
Voting
     If a quorum is present at the Annual Meeting, the persons nominated for election as directors will be elected by a plurality of the shares of common stock voted at the Annual Meeting. “Plurality” means that the nominees who receive the highest number of votes will be elected as the directors for the ensuing year.
Shares Held by Brokers or Nominees
     If a broker or nominee holds shares of our common stock for you in its name, then this Proxy Statement may be forwarded to you with a voting instruction card, which allows you to instruct the broker or nominee how to vote your shares on the proposal described herein. To vote by proxy, you should follow the directions provided with the voting instruction card. If your shares are held by a broker and you do not provide timely voting instructions, the broker may have discretionary authority to vote your shares on matters which are considered routine. For non-routine matters, if you do not provide instructions, the broker will not vote your shares, which results in a “broker non-vote.” To vote your shares in person, you must obtain a properly executed legal proxy from the record holder of the shares that identifies you as the beneficial owner of our shares and authorizes you to act on behalf of the record holder with respect to a specified number of shares.
Multiple Stockholders Sharing the Same Address
     If you and other residents at your mailing address own shares of our common stock through a broker or other nominee, you may have received only one copy of this Proxy Statement and our 2007 Annual Report if you so elected. If you and other residents at your mailing address own shares of common stock in your own names, you may have received only one copy of this Proxy Statement and our 2007 Annual Report unless you provided our transfer agent with contrary instructions.
     This practice, known as “householding,” is designed to reduce our printing and postage costs. You may promptly obtain an additional copy of this Proxy Statement and our 2007 Annual Report by sending a written request to Bruce MacDonald, Chief Financial Officer, Vermont Pure Holdings, Ltd., 1050 Buckingham Street, Watertown, Connecticut 06795, telephone 802-658-9112, or by sending an e-mail with your request to bmacdonald@crystalrock.com. If you hold your shares through a bank, broker or other nominee and wish to discontinue householding or change your householding election, please contact your bank, broker or nominee. If you hold your shares in your own name and wish to discontinue householding or change your householding election, you may do so by calling 1-800-937-5449 or writing to American Stock Transfer & Trust Company, 59 Maiden Lane, New York, NY 10038.
Proposal — Election Of Directors
     The only proposal on the agenda for the meeting is the election of seven directors for a one-year term beginning at the meeting and ending at our 2008 Annual Meeting of Stockholders. We know of no other matter to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies we receive will be voted on that matter in accordance with the best judgment of the persons named in the proxies.
     The Board has nominated the seven incumbent directors to serve as candidates for election as director, to serve until the next Annual Meeting of Stockholders and until their respective successors have been elected and qualified. In case any of these nominees should become unavailable for election to the Board, an event which is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other nominee in accordance with their judgment.
     Unless otherwise specified in the form of proxy, the proxies solicited by the management will be voted “FOR” the election of the seven candidates.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR"
THE ELECTION OF MESSRS. RAPAPORT, HENRY BAKER, PETER BAKER, JOHN
BAKER, DAVIDOWITZ, DYTRYCH AND LAPIDES.
Directors
     The following table sets forth information concerning each of our directors, two of whom are current executive officers. Age information is as of February 1, 2008. Henry E. Baker is the father of Peter K. Baker and John B. Baker.

Name	Age	Position
Ross S. Rapaport	65	Chairman of the Board
Henry E. Baker	75	Director, Chairman Emeritus
Peter K. Baker	48	Director, Chief Executive Officer and President
John B. Baker	53	Director and Executive Vice President
Phillip Davidowitz	76	Director
Martin A. Dytrych	51	Director
John M. LaPides	48	Director
     The business experience during at least the last five years for each of these individuals is as follows:

     Ross S. Rapaport became a director in October 2000. Since June 2002, Mr. Rapaport has been of counsel to Pepe & Hazard LLP, a law firm with offices in Hartford, Waterbury and Southport, Connecticut, and Boston, Massachusetts, that we employ from time to time. He has practiced in the area of corporate and general business law for more than 35 years. He has provided legal advice to Crystal Rock, which became a subsidiary of Vermont Pure Holdings in 2000, since 1974 and serves as trustee of the Baker family trusts.
     Henry E. Baker became a director and our chairman emeritus in October 2000. From 1947 to October 2000, he was employed at Crystal Rock. He was appointed president of Crystal Rock and became chairman of its board of directors in 1965. Mr. Baker served on the board of directors of the International Bottled Water Association, or IBWA, for two decades. He was inducted into the Beverage World Bottled Water Hall of Fame in 1990.
     Peter K. Baker became a director and our president in October 2000. In November 2005, he was named our Chief Executive Officer while retaining his other positions. From 1977 to October 2000, he was employed at Crystal Rock, serving as its co-president from 1993 to 2000. He has served on the board of directors of the IBWA and as its chairman during the 1998-1999 term.
     John B. Baker became our executive vice president in October 2000 and a director in September 2004. From 1975 to October 2000, he was employed at Crystal Rock, serving as its co-president from 1993 to 2000.
     Phillip Davidowitz has been a director since June 1998 and serves on our audit and compensation committees. Mr. Davidowitz, who is retired, was president of TSC Clearing Services, Inc. from 1980 to 2001 and a member of the New York Stock Exchange and vice chairman of Transatlantic Securities Company from 1988 to 2001. TSC Clearing Services was a wholly-owned subsidiary of Transatlantic Securities Company. Transatlantic Securities Company was a member of the New York Stock Exchange and executed orders for clients on an agency basis only and cleared its own transactions.
     John M. LaPides became a director in November 2005 and serves on our audit and compensation committees. Since 1987, he has served as the President of Snow Valley, Inc., a home and office refreshment company located in Maryland that he established. He is a past President of the IBWA, where he has served 14 years as a director and nine years as a member of the IBWA executive committee. Since 2001, Mr. LaPides has been an Entrepreneur in Residence at the Dingman Center for Entrepreneurship at the Robert Smith School of Business at the University of Maryland.
     Martin A. Dytrych became a director in November 2005 and serves on our audit and compensation committees. He is a certified public accountant and since 1981 has been with the accounting firm Lamn, Krielow, Dytrych & Co., P.A. He has been a stockholder of that firm since 1985. He is a member of the AICPA, the Florida Institute of CPAs and the Association of Certified Fraud Examiners. He is also a Diplomat of the American Board of Forensic Accounting Examiners.

Corporate Governance
     We believe that good corporate governance and fair and ethical business practices are crucial not only to our proper operation, but also to building and maintaining confidence in the integrity, reliability and transparency of the securities markets. We take our responsibilities in this area very seriously.
Independent Directors
     Board of Directors. Vermont Pure is a “controlled company” under the Corporate Governance Rules of the American Stock Exchange (AMEX), which means that a majority of our issued and outstanding voting stock is controlled by a single person or related group of persons, and that the company has elected controlled company status.
     A controlled company is exempted from certain rules otherwise applicable to companies whose securities are listed on AMEX, including (1) the requirement that a company have a majority of independent directors; (2) the requirement that nominations to the company’s Board be either selected or recommended by a nominating committee consisting solely of independent directors; and (3) the requirement that officers’ compensation be either determined or recommended by a compensation committee consisting solely of independent directors.
     Under AMEX rules, no director qualifies as independent until the Board makes an affirmative determination to that effect. In making this determination, the Board must affirmatively conclude that the director does not have a material relationship with us that would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director. The Board considers, among other factors, the director’s current and historic relationships with us and our competitors, suppliers, customers and auditors, including compensation directly or indirectly paid to the director; the director’s professional and family relationships with management and other directors; the relationships that the director’s current and former employers may have with us; and the relationships between us and other companies of which the director may be a director or executive officer.
     As a result of the required review, the Board has determined that Messrs. Davidowitz, Dytrych and LaPides are independent. AMEX rules require that the independent directors meet on a regular basis as often as necessary to fulfill their responsibilities, including at least annually in executive session. In addition to their meetings as members of the Audit and Compensation Committees, of which they are the sole members, the independent directors met two other times in person during fiscal year 2007, once in executive session.
     Chairman and Chief Executive Officer. The Chairman of the Board is Ross Rapaport, and the Chief Executive Officer is Peter Baker. Although most major companies in the United States have CEOs who also hold the position of chairman of the board, a number of studies on corporate governance have recommended that the positions be held by two different persons. Neither Mr. Rapaport nor Mr. Baker is an independent director.

Attendance at Board, Committee and Stockholder Meetings
     AMEX rules require that our Board of Directors meet at least quarterly. During the fiscal year ended October 31, 2007, the Board met three times in person and five times by telephone conference. The Audit Committee met twice in person and five times by telephone conference, and the Compensation Committee met once in person and twice by telephone conference. No incumbent director attended fewer than 75% of the total number of meetings of the Board and committees of the Board on which he served.
     It is our policy that all members of the Board of Directors attend the Annual Meeting of stockholders in person, although we recognize that directors occasionally may be unable to attend for personal or professional reasons. We generally hold a meeting of the Board on the same date as the annual stockholder meeting. In 2007, all directors attended the Annual Meeting in person.
Code of Ethics
     Our Board of Directors has adopted a code of ethics that applies to all of our employees, officers and directors. The code covers compliance with law; fair and honest dealings with us, with competitors and with others; fair and honest disclosure to the public; and procedures for compliance with the code. You can review our code of ethics on our website located at www.vermontpure.com under the section entitled “Directors and Officers.”
Stockholder Communications
     Our stockholders may communicate directly with the members of the Board of Directors or the chair of Board committees by writing directly to those individuals c/o Vermont Pure Holdings, Ltd. at the following address: 1050 Buckingham Street, Watertown, Connecticut 06795. Our policy is to forward, and not to intentionally screen, any mail received at our corporate office that is sent directly to an individual.
Director Candidates and Nominating Process
     Nominations. As previously noted, Vermont Pure is a “controlled company” under AMEX Corporate Governance Rules, which means that a majority of its issued and outstanding voting stock is controlled by a single person or related group of persons, and that the company has elected controlled company status. A controlled company is exempted from the requirement that nominations to the company’s Board be either selected or recommended by a nominating committee consisting solely of independent directors. Accordingly, nominations to our Board were made by the full Board. The Board has nominated the seven incumbent directors to serve as candidates for election as director, to serve until the next Annual Meeting of Stockholders and until their respective successors have been elected and qualified.
     Nominations by Stockholders. Since 2000, we have had a by-law provision that authorizes a stockholder of record to submit to us the name of any person whom the stockholder wishes to nominate as a candidate for election to the board. In general, such a submission must be received by our corporate secretary at our principal office in Watertown, Connecticut at least 90 days prior to the scheduled date of the Annual Meeting, and must contain all information about the candidate that would be required to be disclosed in a proxy statement prepared and filed under federal and state law, as well as the proposed nominee’s consent to be named as a nominee and to serve if elected. The stockholder must also provide information about his or her identity and the number of shares owned. If the nomination is made by a stockholder holding shares in “street name,” then the identity and ownership information must be furnished about the beneficial owner of the shares. A candidate submitted by a stockholder as a nominee need not be nominated by the independent directors or by the full Board.
     Our by-laws do not obligate us to include information about the candidate in our proxy materials, nor does it require us to permit the stockholder to solicit proxies for the candidate using our proxy materials. The by-laws relate only to the procedure by which a stockholder may nominate a candidate for director. To date, no stockholder has proposed a candidate pursuant to our by-laws. We are not currently seeking new directors. If a stockholder should propose a candidate, we anticipate that the full Board, including the independent directors, will evaluate that candidate on the basis of the criteria noted above. For additional information, please refer to Section 4.5 of our by-laws and the section entitled “Stockholder Proposals for the Next Annual Meeting” in this Proxy Statement.
Policies and Procedures for the Review and Approval of Transactions with Related Parties
     Our Board has no formal policies and procedures for the review and approval of transactions with related parties. However, the Audit Committee has the responsibility of reviewing and approving transactions with related parties. In connection with the review of any related party transactions, the Audit Committee considers, among other matters, the nature, timing and duration of the transactions, the relationships of the parties to the transactions, whether the transactions are in the ordinary course of the company’s business, the dollar value of the transactions and whether the transactions are in the interest of the company. The Audit Committee ratified the related party transactions described below, to the extent they occurred or were materially modified in fiscal 2007.
Related Party Transactions
     Subordinated Notes Held by Significant Stockholders. In October 2000, we issued the stockholders of Crystal Rock (members of the Baker family and related family trusts) subordinated promissory notes due in 2012 in the original principal amount of $22,600,000. In fiscal 2004, we paid $5,000,000 in principal on these notes with part of the proceeds from the sale of the assets of our retail business. In fiscal 2005, we paid $3,600,000 in principal on the notes in conjunction with the refinancing of our senior debt facility. As part of the refinancing, we restructured the terms of the subordinated notes. The following table shows the holder, the remaining principal amount on October 31, 2007 and the amount paid each holder for interest during the fiscal year. There were no principal payments.

Related Party	Principal Balance	Interest Paid
Henry E. Baker	$3,089,000	$370,667
John B. Baker	4,700,000	564,000
Peter K. Baker	4,700,000	564,000
Joan A. Baker	1,511,000	181,333

Total	$14,000,000	$1,680,000

     As noted above, Henry Baker and his sons, John and Peter Baker, are directors and executive officers. Joan Baker is the wife of Henry and the mother of Peter and John.
     The subordinated notes bear interest at 12%, compounded quarterly, with payments due on the 20th of February, May, August and November. The notes mature in 2012 and we are required to pay interest only until maturity. There is a balloon payment of the full principal amount at maturity. The subordinated notes become due and payable in case of liquidation, dissolution, insolvency, sale of the business or acceleration of the senior debt. Our senior debt facility makes funds available for repayment of the subordinated notes if we attain certain financial criteria. There is no prepayment penalty for repaying the subordinated notes.
     The subordinated notes are secured by all of our assets, but the subordinated notes and security interest are junior and subordinated to the senior debt owed to and the security interest in favor of Bank of America and its successors. Under the related subordination agreement, we may pay, and the holders of the subordinated notes may accept, quarterly interest payments so long as there is no default on the senior debt and the payment would not cause such a default. The holders of the subordinated notes can accrue unpaid interest, and we may pay those amounts, if such payments would not result in a default on the senior debt. The holders of the subordinated notes have pledged a continuing security interest in the subordinated notes to Bank of America.
     Related Party Leases. We lease a 67,000 square foot facility in Watertown, Connecticut from Henry E. Baker, as trustee of the Baker Grandchildren’s Trust, and a 22,000 square foot facility in Stamford, Connecticut from Henry E. Baker. Future annual rent payments for these leases will be as follows:

Fiscal year ending
October 31,	Stamford	Watertown
2008	$248,400	$414,000
2009	248,400	414,000
2010	248,400	414,000
2011	—	452,250
2012	—	452,250
2013	—	461,295
2014	—	461,295
2015	—	475,521
2016	—	475,521

Total	$745,200	$4,020,132

     The Watertown, Connecticut facility contains a water purification and bottling plant, warehouse space, a truck garage and office space. We lease this property on a “triple net” basis, originally for a 10-year term that began in October 2000, with an option to extend the lease for five more years. In fiscal 2007, we paid $414,000 in rent.
     We entered into an amendment of this lease on August 29, 2007, following our decision to construct solar panels on the roof of the facility, in order to generate a portion of our electricity needs more cheaply than we currently pay for electricity. We determined that the economic payback period for the solar panels would exceed the remaining term of the lease unless we sought and obtained an amendment of the lease. After finalizing the lease amendment, we entered into agreements for the construction of the solar panels as well as grant agreements from the State of Connecticut which will subsidize the project in part. We expect that certain federal and state tax credits will also lower the effective cost of the project to us. The future rent obligations under this lease are set forth in the table above. As amended, the lease extends the original term from 2010 to 2016, with an option to extend the lease for five more years for a rent to be negotiated or determined by appraisers selected by the parties. We believe that the rent we pay for this facility is at least as favorable as we could have obtained in an arm’s-length transaction.
     The Stamford property includes warehouse space, a truck garage and office space. We entered into this lease in October 2000 and have an option to extend this 10-year “triple net” lease for a negotiated rent for an additional five years. Either party may terminate the lease prior to expiration upon nine months’ notice to the other, but if we terminate, we must pay a termination fee equal to six months’ rent. We believe that the rent we pay for this facility is at least as favorable as we could have obtained in an arm’s-length transaction. In fiscal 2007, we paid $248,400 in rent.
     Henry E. Baker Employment Agreement. Our agreement with Henry Baker provides that he will be Chairman Emeritus from July 1, 2005 to June 30, 2008. Mr. Baker is required to make himself reasonably available to us for consultation for at least 20 hours per calendar month. His base annual salary is $47,000, subject to annual review by the Board. We provide him with an automobile allowance of up to $12,000 per year for his actual cost of leasing and operating an automobile. Subject to the fiduciary duties of the Board, we use our best efforts to have Mr. Baker elected as a member of the Board, so long as the former stockholders of Crystal Rock hold in the aggregate at least 40% of our outstanding shares.
     Henry Baker’s employment agreement is substantially the same as the agreements with other officers (described below) with respect to confidentiality and non-competition. His agreement regarding severance following termination requires us to pay him monthly severance benefits for the remaining term of his agreement at an annual rate equal to his base annual salary, subject to various limits. If he leaves employment for “good reason,” which means if we require him to relocate his home a distance of more than 50 miles, if we assign him duties materially inconsistent with his position, or we materially breach our agreement with him, he will be entitled to the same payments as if we had terminated his employment without cause. Finally, if there is a “change of control,” as defined in the agreement, of the company, followed within 30 days by the termination of Mr. Baker’s employment for any reason, then we would be required to pay him monthly severance benefits for 24 months or the remaining term of his agreement, whichever is less, at the same annual rate that applies in case of termination.
     Other Related Party Matters. During fiscal 2007, Ross Rapaport was associated with Pepe & Hazard LLP, a law firm which we engage regularly for various legal matters. During fiscal 2007, we paid the firm $44,000.
     We own approximately 24% of the common equity of a company named Voyageur Software, Inc. (Voyageur), formerly Computer Design Systems, Inc. Peter Baker, our president and director, is a member of the board of directors of Voyageur. We use software designed, sold and serviced by Voyageur in our home and office delivery system to manage customer service, deliveries, inventory, billing and accounts receivable. During fiscal year 2007, we paid Voyageur $385,000 for service, software and hardware. We expect to sell our interest in Voyageur during fiscal 2008, in which case Mr. Baker will no longer serve Voyageur as a director.
Committees of the Board of Directors
Compensation Committee
     The Compensation Committee of the Board is currently composed of three directors, Messrs. Davidowitz, Dytrych and LaPides. The Committee is charged with the responsibility of reviewing and approving executive officers’ compensation and has the authority to approve discretionary grants of stock options and restricted stock under our stock option and incentive plans, which it administers. However, in recent years the company, and the Committee, have in large measure deemphasized the use of equity plans as part of our compensation system.
     Although, as a controlled company, we are not required to have an independent Compensation Committee, we have decided to maintain that Committee’s independence. For companies other than controlled companies, AMEX rules require that the compensation of the chief executive officer be determined, or recommended to the Board for its determination, by either a majority of independent directors or a wholly-independent Compensation Committee. We intend to continue to use our existing Compensation Committee, the members of which are independent, for this purpose. AMEX rules prohibit a CEO from being present during voting or deliberations with respect to his compensation. Compensation of all other executive officers is required to be determined in the same manner, except that the CEO is permitted to be present during voting or deliberations with respect to the compensation of executive officers other than himself. AMEX rules do not require that a Compensation Committee have a written charter, and our Compensation Committee does not have a written charter at this time.
Compensation Committee Interlocks and Insider Participation
     During fiscal year 2007, Philip Davidowitz, Martin Dytrych and John LaPides served on our Compensation Committee. Persons serving on our Compensation Committee had no relationships with us other than their relationship as directors entitled to the receipt of standard compensation as directors and members of certain committees of our board and their relationship to us as stockholders. No person serving on our Compensation Committee or on our Board of

Directors is an executive officer of another entity for which any of our executive officers serves on the board of directors or on that entity’s compensation committee.
Audit Committee
     Our Audit Committee is currently composed of three directors, Messrs. Davidowitz, Dytrych and LaPides. The primary purpose of the Audit Committee is to assist the board in fulfilling its oversight responsibilities relating to (a) the quality and integrity of our financial statements and other financial reports, (b) our system of internal accounting controls, (c) the performance of our independent auditors and (d) our compliance with legal and regulatory requirements. The Committee meets privately with the independent auditors, has the sole authority to retain and dismiss the independent auditors and reviews their performance and independence from management. The independent auditors have unrestricted access and report directly to the Committee. The Audit Committee has the sole authority to approve transactions that may involve actual or apparent conflicts of interest. Additionally, the Audit Committee has responsibilities and authority necessary to comply with rules under the Securities Exchange Act of 1934, or the Exchange Act, relating to (i) direct responsibility for the appointment, compensation, retention and oversight of our accountants, (ii) treatment of complaints and concerns relating to accounting, internal accounting controls and auditing matters, (iii) the engagement of independent counsel and other advisors, and (iv) determining appropriate funding for audit and audit-committee related expenses.
     Under AMEX rules, the Board is required to make certain findings about the independence and qualifications of the members of the audit committee. In addition to assessing the independence of the members under the AMEX rules, the Board also considered the requirements of Section 10A(m)(3) and Rule 10A-3 under the Exchange Act. As a result of its review, the Board determined that Messrs. Davidowitz, Dytrych and LaPides, as the members of the Audit Committee, are independent. Mr. Dytrych serves as the Chair of the Audit Committee.
     In addition, the Board determined that:
•	each member of the Audit Committee is, as required by AMEX rules, able to read and understand fundamental financial statements; and

•	at least one member of the Committee, Mr. Dytrych, is “financially sophisticated” under the AMEX rules and is an “audit committee financial expert” under applicable provisions of the federal securities laws.
Compensation of Non-Employee Directors
     The following table sets forth information as to the total remuneration paid to our non-employee directors for the year ended October 31, 2007.

Fiscal 2007 Non-Employee Director Compensation

	Fees Earned or
	Paid in Cash	Total
Name	($)[1]	($)
(a)	(b)	(h)

Ross R. Rapaport	$45,000	$45,000

Phillip Davidowitz	$35,000	$35,000

Martin A. Dytrych	$40,000	$40,000

John M. LaPides	$35,000	$35,000

Notes:

(1)	Non-employee directors receive (a) a $25,000 annual cash retainer, (b) an additional $5,000 annual cash retainer for each Committee membership, and (c) an additional $2,500 annual cash retainer for serving as Chair of a Committee. The Chairman of the Board receives an additional $20,000.
Our Executive Officers
     We currently have three executive officers, Peter Baker, John Baker, and Bruce MacDonald. Biographical and other information about the Messrs. Baker, who are also directors, is set forth above. Information about Bruce MacDonald, our only other executive officer, is as follows:
     Bruce S. MacDonald has been our chief financial officer and treasurer since May 1993. He has also served as our secretary since June 1999. From 1987 to May 1993, Mr. MacDonald was controller of Cabot Cooperative Creamery Incorporated. As of February 1, 2008 Mr. MacDonald is 49 years old.

Compensation of Executive Officers
Compensation Committee Report
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (CD&A) contained in this Proxy Statement with management. Based on the Committee’s review of and the discussion with management with respect to the CD&A, the Committee recommended to the Board that the CD&A be included in this Proxy Statement and be incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended October 31, 2007.
Martin Dytrych, Chair
Phillip Davidowitz
John LaPides
Compensation Discussion and Analysis
     This Compensation Discussion and Analysis (CD&A) outlines our compensation philosophy, objectives, and processes, while it sets forth the method for decision-making regarding executive compensation as well as some of the data and reasoning behind the decisions that are made. There are several tables in this Proxy Statement that set forth the actual compensation for our named executive officers, together with associated narratives that explain the data contained in the tables.
Overview
Who is responsible for determining the compensation levels of the named executive officers and Board members?
     The Compensation Committee of the Board determines and recommends to the Board compensation for the named executive officers. In doing so, the Committee reviews the performance of the company and assesses the contributions of those individuals to the company.
     The Committee also recommends to the Board compensation for Board members. In determining this, the Committee considers the amount of time and the duties required by members of the Board in fulfilling their various responsibilities.
What are the objectives of our compensation program for the executive officers, and what is it designed to reward?
     The Compensation Committee designs the compensation program for executive officers in order to enable us to attract and retain key executives and to reward our executives for achievement of the financial goals of the company and individual performance objectives related to the business.

What are the components of the executive compensation plan?
     The compensation program for our two most senior executives, Peter and John Baker, is primarily composed of an annual salary — currently about three-fourths of their potential compensation — and a non-equity incentive payment — currently about one-fourth of their potential compensation — that is based both on our performance and on individual goals established for each of the executives for the fiscal year. Salary is fixed pay that takes into account the executive’s position, duties and responsibilities, experience, expertise and individual performance. Non-equity incentive payments represent pay that varies depending upon whether the company has reached certain targets for performance. In determining Mr. MacDonald’s compensation, the Committee obtains input from Peter Baker, our Chief Executive Officer, and Ross Rapaport, our Board Chairman. Mr. MacDonald is eligible to receive a discretionary bonus based on financial results of the company and an assessment of his performance based upon his individual contributions to the company’s overall results and the achievement of its strategic plan.
     Historically, we have also had longer term incentives based upon stock-based compensation, consisting of options and restricted stock, but the Compensation Committee has decided to deemphasize the significance of stock-based compensation in our current compensation scheme, preferring instead to emphasize the payment of incentive payments and cash bonuses based upon the attainment of performance goals. This lessened reliance on stock-based compensation reflects in large measure the fact that our two most senior executives have very significant ownership positions in our stock, which helps to ensure that their economic interests align with those of the other stockholders.
Why do we choose to have different components of compensation and how do we decide how much to pay?
     Salaries for executive officers are based on the duties and responsibilities of the position held by the executive combined with the experience and expertise of the individual compared with executive officers of comparable companies in similar positions. In addition, the Committee is mindful that historically Peter and John Baker have been compensated approximately equally, reflecting the fact that equal weight has been given to their respective contributions for compensation purposes.
     Salaries for our executives are reviewed and established within the parameters set forth in employment agreements. Incentive payments are currently determined by reference to specific performance-related formulas in Peter and John Baker’s employment agreements. Discretionary bonuses reflect the Committee’s assessment of Mr. MacDonald’s job performance.
     The Committee believes that a key component of the company’s success is measured by earnings before interest, taxes, depreciation and amortization (EBITDA), and the incentive payments to Peter and John Baker, as operating officers, are accordingly linked to achievement of EBITDA. The Committee believes that Mr. MacDonald’s achievements in the finance function are by their nature less directly linked to the achievement of EBITDA, and, accordingly, the Committee considers a discretionary bonus for Mr. MacDonald by comparing his performance over the prior year to objectives and goals that are established by the Board of Directors, the Committee and senior management in a strategic planning process.
     For the fiscal year ended October 31, 2007, Peter and John Baker earned incentive payments as specified in their respective employment agreements with the company. Under those agreements, if the company has actual annual EBITDA which, expressed as a percentage of target annual EBITDA approved in the budget for that fiscal year by the Board of Directors, is at least 90% of such target annual EBITDA, then the senior executives earn an incentive payment. In 2007, the actual percentage of actual to target EBITDA was 107%, resulting in incentive payments of $84,800 to each of Peter and John Baker.
     Based on the financial performance of the company and achievement of corporate and individual goals, the Compensation Committee awarded Mr. MacDonald a discretionary bonus of $25,000 for 2007.
     In addition to salary and bonuses, our senior executive officers are entitled to the use of company automobiles pursuant to the terms of their respective employment agreements. Mr. MacDonald has an allowance for automobile expenses and is also reimbursed for insurance in excess of that provided by the company’s standard benefits plans pursuant to the terms of his employment agreement. We paid in excess of that allowance in fiscal 2007 because we elected to retain and provide to Mr. MacDonald a leased automobile that had been used by a departed executive officer of the company. While this decision reduced the company’s net costs, the lease expense for that automobile was greater than that originally budgeted for Mr. MacDonald.
Timing of Long-Term Incentives
     The company does not currently have any program, plan or practice in place to time option or other equity awards to its executives or its other employees in coordination with the release of material non-public information. As noted above, the Compensation Committee does not currently contemplate using equity awards as part of our compensation scheme. Stock options have always been granted at the fair market value of the underlying common stock on the date of grant.
Pay Mix
     We utilize base salary, incentive payments, discretionary bonuses, and, to a limited extent, perquisites in our compensation mix to provide a balanced program that provides incentives for achievement of short term financial goals and longer term progress toward operational objectives developed in the strategic planning process. We believe that the significant stock ownership positions of our two most senior officers aligns their long term outlook with that of our stockholders.
Pay Levels and Benchmarking
     Decisions with regard to the actual amount or value of compensation paid to each executive officer are based on a number of factors. These factors include objective compensation data representing pay levels in the marketplace for businesses of similar size or businesses requiring comparable levels of management expertise and skill, the individual’s title, duties and responsibilities within the company, the individual’s particular experience and expertise, and the performance of the individual.
     In determining pay levels, the Compensation Committee looks at all forms of compensation and benefits received by the executive, but does not consider payments from other sources, such as interest payments on our subordinated debt, which constitute no part of compensation. All of the components of compensation are reviewed annually by the Compensation Committee.
     The Committee has historically assessed competitive market compensation using a number of sources, including peer group information and executive compensation surveys. However, the Committee did not examine peer group information with regard to fiscal 2007 compensation, relying instead on the members’ own experience with businesses of similar size requiring comparable levels of management expertise. The Committee expects to utilize peer group and compensation surveys in the future.
     While the Committee, in making decisions regarding an individual executive officer’s target total compensation, relies to some extent on the external competitive levels of compensation, it also considers other important circumstances that may warrant an adjustment or deviation from such information, particularly if it is necessary to further our goals of attracting, retaining and motivating an experienced and effective management team. Other factors we may consider include title, individual duties and responsibilities, individual performance, the difficulty of recruiting a new executive, individual experience and expertise, tenure, or the value of institutional knowledge.
     We believe that each of the compensation packages for our executives is within the competitive range of pay practices when compared to objective comparative data, even where subjective factors have influenced our compensation decisions.
Employment Agreements
     We have employment agreements with our three named executive officers.
     The main provisions of the agreements pertain to incentive payments and to termination of employment. However, in negotiating their current contracts, the Compensation Committee acted to eliminate “change of control” provisions from Peter and John Baker’s employment agreements because there can be no change of control of the company without the agreement of the members of the Baker family considered as a group.
     Mr. MacDonald’s employment agreement, in comparison, does contain what the Compensation Committee considers to be a reasonable change of control provision. Providing severance and benefits continuation allows the executive to assess business situations objectively and without regard to the personal outcomes of implementing a sound business decision for the company. For example, the executive may not objectively assess a merger opportunity if it would result in the executive being terminated without the safety of income being provided post-termination, even if the merger would produce very positive shareholder value.

Peter K. Baker and John B. Baker Employment Agreements
     Our employment agreements with Peter Baker and John Baker, dated as of January 1, 2007, expire December 31, 2009, subject to earlier termination as set forth in the agreement. Peter Baker is currently employed as our Chief Executive Officer and President and John Baker is currently employed as our Executive Vice President. Under the employment agreements, each executive officer receives an initial base salary of $320,000, subject to annual review by the Compensation Committee, and is also eligible to receive an additional non-equity incentive payment. The size of the incentive payment ranges from $40,000 to $96,000, depending on our ability to achieve stated levels of target EBITDA; no incentive payment is due if we do not achieve at least 90% of our EBITDA target level. Each executive officer earned $84,800 under this provision for fiscal 2007. Under the employment agreements, we also provide each executive officer with an automobile.
     The employment agreements with Messrs. Baker contain confidentiality provisions and non-competition clauses that prohibit competition (a) during the term of his employment and during any period that the executive officer is receiving severance benefits, or (b) for a period of 12 months in the event he is terminated without entitlement to severance benefits.
     We can terminate the employment of Messrs. Baker at any time and for any reason. If we terminate the executive officer’s employment without “cause,” as defined in the employment agreement, before the employment agreement otherwise expires, we would be required to pay him an amount equal to his annual base salary at the termination date, plus fringe benefits, as defined in the employment agreement, for the 12 months following the termination. Generally, termination of employment by the company for “cause” as defined in the employment agreements means (i) material breach of agreements between the company and the executive, (ii) willful refusal or failure of the executive to perform his duties in accordance with the provisions of the agreement, (iii) violation of confidentiality, (iv) fraud or theft of company property, (v) commission of a felony, or (vi) being engaged in the illegal use of controlled or habit forming substances.
Bruce S. MacDonald Employment Agreement
     Our employment agreement with Mr. MacDonald, dated as of January 1, 2007, expires December 31, 2009, subject to earlier termination as set forth in the agreement. The employment agreement provides that Mr. MacDonald will be our Chief Financial Officer, Vice President of Finance and Treasurer. Under the employment agreement, Mr. MacDonald will receive an initial base salary of $195,000, subject to annual review by the Compensation Committee. In its sole discretion, the Compensation Committee may (but is not required to) determine that we shall pay a bonus to Mr. MacDonald after the end of our fiscal year. In fiscal year 2007, Mr. MacDonald was awarded a discretionary bonus under this provision of $25,000. Under the employment agreement, we will reimburse Mr. MacDonald up to $15,000 in the aggregate for the actual cost of purchasing insurance that we do not offer as an employee benefit, if he elects to obtain it, and for leasing and operating an automobile. For the reasons noted above, we paid in excess of that allowance in fiscal 2007.

     The agreement with Mr. MacDonald contains confidentiality provisions and a non-competition clause substantially the same as those described above for the Messrs. Baker.
     We can terminate the employment of Mr. MacDonald at any time and for any reason. If we terminate Mr. MacDonald’s employment without “cause,” as defined in the employment agreement, before the employment agreement otherwise expires, or if Mr. MacDonald’s employment is terminated for any reason or he elects to discontinue employment with the company within 30 days of a “change of control,” we would be required to pay him an amount equal to his annual base salary at the termination date, plus fringe benefits, as defined in the employment agreement, for the 12 months following the termination.
Benefits
     Employee benefits that executive officers are eligible to receive, other than those specified in their employment agreements, are the same as those that our other employees are eligible to receive. They include health, dental, vision, group life, accidental death, and short and long term disability insurance. The company also maintains a 401(k) plan for which it matches a portion of the employee’s contribution and an Employee Stock Purchase Plan under which employees can purchase our stock periodically at a price discounted to the market.
Tax and Accounting Considerations
     The Compensation Committee and the company consider the accounting and tax (individual and corporate) consequences of the compensation plans prior to making changes to compensation. Given the Committee’s current compensation philosophy, these considerations are not likely to be implicated.
     Section 162(m) of the IRC limits deduction of compensation paid to executive officers to $1,000,000 unless the compensation is “performance-based.” In the company’s case, base salary and discretionary bonuses are not considered performance-based. Therefore, any taxable amount transferred or paid to the executives attributable to base salary or discretionary bonus that is over $1.0 million is not a deductible compensation expense. Base salaries and discretionary bonuses for our executive officers are not more than $1.0 million.
     When determining amounts of long-term incentive awards to executives and employees, we examine the accounting cost associated with the awards. Under Statement of Financial Accounting Standards No. 123 (revised 2004), grants of stock options, restricted stock, restricted stock units and other share-based payments result in an accounting charge for the company. The accounting charge is equal to the fair value of the instruments being issued. We consider the prospective compensation expense for our long-term incentive awards to determine whether an accounting charge for them is acceptable in light of our financial situation. However, the Committee has for the indefinite future determined not to grant equity-based awards to our named executive officers.
     While the Compensation Committee considers the tax and accounting effect of compensation programs, there may in the future be times when the Committee accepts a less advantageous tax and accounting outcome in order to achieve other goals, such as incentivizing and retaining executives.

Equity Ownership
     All of our named executives own a portion of our common stock. John and Peter Baker are part of the Baker family group that owns a majority of our issued and outstanding voting stock and has resulted in our controlled company status. We do not have a formal stock ownership requirement for executives. Mr. MacDonald holds vested stock options as shown in our Outstanding Equity Awards at 2007 Year End table. We believe that, given the large holdings of our senior executives and other members of the Baker family and their fiduciaries, no formal ownership requirement is necessary.
Fiscal 2007 Summary Compensation Table

				Non-Equity
				Incentive Plan	All Other
Name and		Salary	Bonus	Compensation	Compensation
Principal Position	Year	($)	($)	($)	($)[4]	Total ($)

Peter K. Baker	2007	$300,000	-0-	$84,800 [2]	$18,810	$403,610
President &CEO

John B. Baker	2007	$300,000	-0-	$84,800 [2]	$13,046	$397,846
Executive Vice President

Bruce S. MacDonald	2007	$185,000	$25,000 [1]	$3,750 [3]	$25,342	$239,092
CFO, Treasurer, and Secretary

Notes:

(1)	Mr. MacDonald is eligible to receive a discretionary bonus at the end of each fiscal year.

(2)	Reflects achievement of approximately 107% of the 2007 target annual EBITDA.

(3)	Under his previous employment agreement, Mr. MacDonald had quarterly incentive compensation of $3,750 available to him if the company achieved certain business goals. The amount in this column reflects the fact that Mr. MacDonald satisfied this incentive for the first quarter of fiscal 2007, prior to the execution of his current employment agreement.

(4)	For Messrs. Baker, the amount represents the cost, including insurance, fuel and lease payments, net of pro-rated residual value, of a company-provided automobile. For Mr. MacDonald, the amount represents automobile cost (calculated in the same way) of $15,990, a life and disability insurance allowance of $6,748 and company 401(k) matching funds in the amount of $2,604.

Fiscal 2007 Grants of Plan Based Awards

	Estimated Future Payouts Under
	Non-Equity Incentive Plan Awards
	Threshold[1]	Target[2]	Maximum[1]
Name	($)	($)	($)
(a)	(c)	(d)	(e)

Peter K. Baker	$40,000	$84,800	$96,000

John B. Baker	$40,000	$84,800	$96,000

Notes:

(1)	Threshold reflects achievement of at least 90% of the target annual EBITDA and Maximum reflects achievement of 120% or greater of the target annual EBITDA.

(2)	The plan does not have a Target amount. The Target amount is the amount paid to Messrs. Baker in fiscal 2007 and reflects achievement of approximately 107% of the 2007 target annual EBITDA.
Outstanding Equity Awards at Fiscal 2007 Year-End

	Option Awards
			Equity
			Incentive
			Plan Awards

	Number of	Number of
	Securities	Securities	Number of
	Underlying	Underlying	Securities
	Unexercised	Unexercised	Underlying	Option
	Options	Options	Unexercised	Exercise	Option
	(#)	(#)	Unearned Options	Price	Expiration
Name	Exercisable	Unexercisable	(#)	($)	Date
(a)	(b)	(c)	(d)	(e)	(f)

Bruce S. MacDonald	30,000	- 0 -	- 0 -	$3.38	9/10/2008

	100,000	- 0 -	- 0 -	$3.25	10/5/2010

	10,000	- 0 -	- 0 -	$3.62	6/7/2011

	50,500	- 0 -	- 0 -	$2.36	1/20/2015

Notes:

(1)	All options have a ten year term. The option grant dates are ten years prior to the expiration dates.

Potential Post-Employment Payments
     Under the terms of each of Peter and John Baker’s employment agreements, if either officer’s employment were to be terminated by the company without cause (as defined), then he would be entitled to an amount equal to his annual base salary at the termination date, plus fringe benefits (as defined), for the 12 months following the termination. Based upon fiscal year 2007 information, the amount of severance pay would be $320,000 plus the value of fringe benefits ($13,822 for Peter Baker and $9,365 for John Baker), for a total of $333,822 for Peter Baker and $329,365 for John Baker, payable in each case as follows: 50% of the severance pay on the six-month anniversary of the termination date, followed by 8.3333% of the severance pay each month for six additional months in equal installments, in each case less taxes and other applicable withholdings, plus the value of the fringe benefits in 12 equal monthly installments. Neither officer would receive post-employment payments if he were to resign voluntarily or be terminated with cause. Payment of all severance and benefits are subject to the execution and delivery of a satisfactory release form by the officer.
     Under the terms of Mr. MacDonald’s employment agreement, if he were to be terminated by the company without cause (as defined) or if, within 30 days of a change of control (as defined), he were terminated for any reason or elected to discontinue employment with the company, then he would be entitled to an amount equal to his annual base salary at the termination date, plus fringe benefits (as defined), for the 12 months following the termination. Based upon fiscal year 2007 information, the amount of severance pay would be $195,000 and the value of the fringe benefits would be approximately $9,365, for a total of $204,365, payable as follows: 50% of the severance pay on the six-month anniversary of the termination date, followed by 8.3333% of the severance pay each month for six additional months in equal installments, in each case less taxes and other applicable withholdings, plus the value of the fringe benefits in twelve equal monthly installments. Mr. MacDonald also has outstanding stock options as set forth in the Outstanding Equity Awards At Fiscal 2007 Year-End table. All of his stock options were vested as of October 31, 2007. However, these options would not have any value as of October 31, 2007 because the exercise price of the options exceeded the market price of the company’s stock as of October 31, 2007. Mr. MacDonald would receive no post-employment payments if, absent a change of control, he were to resign voluntarily or be terminated with cause. Payment of all severance and benefits are subject to Mr. MacDonald signing a satisfactory release form.
Security Ownership Of Certain Beneficial Owners
And Management
Stock Owned by Directors, Executive Officers and Greater-Than-5% Stockholders
     The following table sets forth information as of February 22, 2008 with respect to the beneficial stock ownership of (i) those persons or groups known by us to beneficially own more than 5% of our common stock, (ii) each of our directors and nominees for director, (iii) the persons named in the Summary Compensation Table, and (iv) all of our directors and current executive officers as a group (based upon information furnished by such persons). As of February 22, 2008, there were 21,632,892 shares of common stock outstanding.

	Number		Total Shares
	of Shares	Right to	Beneficially	Percent of
Names and Addresses of Beneficial Owners[1]	Owned[2]	Acquire[3]	Owned	Class[4]

Henry E. Baker, John B. Baker, Peter K. Baker and Ross S. Rapaport, individually and as a trustee, as a group[5]	10,854,155	83,000	10,937,155	49.1%
Ross S. Rapaport, individually and as trustee[6]	4,041,358	83,000	4,124,358	18.5%
Henry E. Baker	1,065,219	—	1,065,219	4.8%
Peter K. Baker	2,871,289	—	2,871,289	12.9%
John B. Baker	2,876,289	—	2,876,289	12.9%
Phillip Davidowitz	5,000	111,200	116,200	0.5%
Martin A. Dytrych	—	—	—	—
John M. LaPides	—	—	—	—
Bruce S. MacDonald	49,035	190,500	239,535	1.1%
All executive officers and directors as a group (8 persons)	10,908,190	384,700	11,292,890	50.7%

Notes:

(1)	The business address of the group constituting a greater-than-5% stockholder and each officer and director is c/o Vermont Pure Holdings, Ltd., 1050 Buckingham Street, Watertown, Connecticut 06795.

(2)	Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares listed, subject to community property laws where applicable. Excludes shares that may be acquired through the exercise of stock options or other rights.

(3)	Represents the shares that can be acquired through the exercise of stock options within 60 days of the date of this table.

(4)	Percentages in this column are determined in accordance with SEC Rule 13d-3. Based upon stock actually owned (that is, excluding company options held by Mr. Rapaport and by all other company option holders), the Baker Family Group currently owns a majority (50.2%) of the company’s issued and outstanding common stock.

(5)	Information is based on a Schedule 13D/A filed with the SEC on September 16, 2005 by Henry E. Baker, John B. Baker, Ross S. Rapaport, as an individual and in his capacity as a trustee (the Baker Family Group). The Schedule 13D/A states that as of that date, the Baker Family Group held 10,812,855 shares, as follows: Henry Baker has sole voting and dispositive power with respect to 1,065,219 shares, John Baker has sole voting and dispositive power with respect to 2,876,289 shares, Peter Baker has sole voting and dispositive power with respect to 2,871,289 shares, and Mr. Rapaport has sole voting and dispositive power with respect to 4,000,058 shares (including (i) 3,910,018 shares held as a trustee U/T/A dated 12/16/91 F/B/O Joan Baker et al., Peter K. Baker Life Insurance Trust, and John B. Baker Life Insurance Trust, (ii) 12,040 shares held individually and (iii) 83,000 shares issuable pursuant to stock options held individually). Subsequent to the filing of Schedule 13D/A, Mr. Rapaport, in his capacity as trustee U/T/A dated 12/16/91 F/B/O Joan Baker et al., purchased an additional 119,300 shares in the open market, bringing the total beneficially owned by the Baker Family Group to 10,937,155 shares.

(6)	Shares owned include 4,005,472 shares of common stock U/T/A dated 12/16/91 F/B/O Joan Baker et. al.. of which Mr. Rapaport is trustee; 11,923 shares for each of Peter K. Baker and John B. Baker Life Insurance Trusts, of which Mr. Rapaport is trustee; and 12,040 individually owned by Mr. Rapaport.

Section 16(a) Beneficial Ownership Reporting Requirements
     Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than 10% of a registered class of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission, or SEC. Officers, directors and ten-percent-stockholders are charged by the SEC to furnish us with copies of all Section 16(a) forms they file.
     Based solely upon a review of Forms 3, 4 and 5 and amendments to those forms furnished to us during fiscal 2006, and, if applicable, written representations that a Form 5 was not required, we believe that all Section 16(a) filing requirements applicable to our officers, directors and ten-percent-stockholders were fulfilled in a timely manner.
Information About our Audit Committee and Independent Registered
Public Accounting Firm
Audit Committee Report
     The following is a report of the Audit Committee describing the policies and procedures that it employed in reviewing the company’s financial statements for the year ended October 31, 2007 and related matters. The information set forth in this report is not “soliciting material” and is not “filed” with the SEC or subject to Regulation 14A under, or the liabilities of Section 18 of, the Securities Exchange Act of 1934, except to the extent we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.
     In accordance with its written charter, the primary role of the Audit Committee is to assist our Board in fulfilling its oversight responsibilities by reviewing the financial information proposed to be provided to shareholders and others, the internal control systems and disclosure controls established by management and the Board, the audit process and the independent auditors’ qualifications, independence and performance.
     Management is responsible for the internal controls and preparation of the company’s financial statements. The company’s independent registered public accounting firm, Wolf & Company, P.C., is responsible for performing an integrated audit of its consolidated financial statements and management’s assessment of the effectiveness of its internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and issuing opinions on the financial statements and management’s assessment of the effectiveness of its internal controls over financial reporting. The Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding the company’s internal controls, financial reporting practices and audit process.
     The Audit Committee has reviewed and discussed the company’s audited consolidated financial statements and its internal controls over financial reporting for the fiscal year ended October 31, 2007 with management and the independent registered public accounting firm. As part of this review, the Audit Committee discussed with Wolf & Company, P.C., the communications required by the standards of the PCAOB, including those described in Statement on Auditing Standards No. 61, “Communication with Audit Committees.”
     The Audit Committee has received from Wolf & Company, P.C., a written statement describing all relationships between that firm and the company that might bear on the independent registered public accounting firm’s independence, consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee has discussed the written statement with the independent registered public accounting firm, and has considered whether the independent registered public accounting firm’s provision of consultation and other non-audit services to the company is compatible with maintaining the registered public accounting firm’s independence.
     Based on the above-mentioned reviews and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the company’s audited consolidated financial statements and assertions on internal controls over financial reporting be included in its Annual Report on Form 10-K for the year ended October 31, 2007, for filing with the SEC.
Martin Dytrych, Chair
Philip Davidowitz
John LaPides
Current Independent Registered Public Accounting Firm
     The Audit Committee engaged Wolf & Company, P.C., as our independent registered public accounting firm to perform an integrated audit of our consolidated financials statements and internal controls for the fiscal years ended October 31, 2007 and 2006 and Deloitte & Touche LLP as our independent registered public accounting firm to perform the same for the fiscal year ended October 31, 2005. A representative of Wolf & Company, P.C., is expected to be available at the Annual Meeting via conference telephone and will have an opportunity to make a statement if he desires to do so. He is also expected to be able to respond to appropriate questions.
     The Audit Committee has not yet selected an independent registered public accounting firm to audit our financial statements for fiscal 2008.
Independent Registered Public Accounting Firm Fees
     The following is a summary of the fees for professional services rendered by Wolf & Company for the fiscal years ended October 31, 2007 and 2006 and Deloitte & Touche LLP for the first two quarters of fiscal year 2006:

	Wolf &	Wolf &	Deloitte &
	Company	Company	Touche
Fee Category	2007	2006	Q1 & Q2 2006
Audit fees	$142,000	$125,000	$47,000
Audit-related fees	—	—	—
Tax fees	—	—	4,000
All other fees	—	—	—

Total fees	$142,000	$125,000	$51,000

     Audit Fees: Audit fees were for professional services rendered for the audit of our annual financial statements, the review of quarterly financial statements and the preparation of statutory and regulatory filings.
     Audit-Related Fees: Audit-related fees were for professional services rendered in connection with employee benefit plan audits, accounting consultations, due diligence and audits in connection with acquisitions.
     Tax Fees: Tax fees consist of fees billed for professional services for tax compliance, tax planning and tax advice. These services include assistance regarding federal and state tax compliance and planning, tax audit defense, and mergers and acquisitions. Commencing in fiscal year 2006, we used a different accounting firm for tax services than the firm that performs our audit services.
     All Other Fees: All other fees includes assistance with miscellaneous reporting requirements and interpretation of technical issues.
     The Audit Committee considered and determined that the provision of non-audit services provided by Wolf & Company, P.C. is compatible with maintaining the firm’s independence.
     The Audit Committee engaged Blum, Shapiro & Company P.C. for tax and tax advisory services for fiscal year 2007.
Pre-Approval Policies and Procedures
     At present, our Audit Committee approves each engagement for audit and non-audit services before we engage Wolf & Company, P.C., to provide those services.
     Our Audit Committee has not established any pre-approval policies or procedures that would allow our management to engage Wolf & Company, P.C. to provide any specified services with only an obligation to notify the Audit Committee of the engagement for those services. None of the services provided by Wolf & Company, P.C. for fiscal 2007 was obtained in reliance on the waiver of the pre-approval requirement afforded in SEC regulations.
Whistleblower Procedures
     In our Code of Ethics, our Audit Committee has adopted procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by our directors, officers and employees of concerns regarding questionable accounting, internal accounting controls or auditing matters.
Other Matters
Other Business
     Neither the company nor our Board intends to propose any matters of business at the meeting other than those described in this Proxy Statement. Neither we nor our Board know any matters to be proposed by other at the meeting.
Solicitation of Proxies
     We are soliciting proxies in the enclosed form and paying the cost of the solicitation. In addition to the use of the mails, we may solicit proxies personally or by telephone or telegraph using the services of our directors, officers and regular employees at nominal cost. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses incurred in sending proxy material to beneficial owners of our common stock.
Stockholder Proposals for the Next Annual Meeting
     In order to be eligible for inclusion in our Proxy Statement and form of proxy for the annual meeting scheduled to be held in 2009, stockholder proposals must comply with SEC Rule 14a-8 and any other applicable rules and must be delivered to our principal executive offices at least 120 days prior to the anniversary date of mailing of this Proxy Statement. This Proxy Statement was sent on or about March 5, 2008, so the date by which proposals are required to be received under Rule 14a-8 will be November 5, 2008.
     Section 3.7 of our by-laws requires that a stockholder who wishes to bring an item of business before the annual meeting must provide notice of such item of business to us at our principal executive offices not less than 90 days before the date for such meeting. We currently anticipate that next year’s annual meeting will take place at approximately the same time of the year, or on or about April 1, 2009. In that case, the deadline for submission of notice will be January 1, 2009. Section 4.5 of our by-laws imposes the same deadline on the nomination by a stockholder of a candidate for election to the board of directors. For a meeting scheduled on April 1, 2009, any proposal or nomination submitted after January 1, 2009 will be untimely. Our by-laws contain a number of other substantive and procedural requirements which should be reviewed by any interested stockholder. Finally, SEC rules require us to disclose in our proxy materials certain information about candidates for nomination to the board who are recommended by a stockholder or group of stockholders owning more than 5% of our common stock. The deadline for notice to us of such a recommendation is 120 days prior to the anniversary date of mailing of this Proxy Statement, or November 5, 2008.

Availability Of Form 10-K
     We are providing, without charge, to each person solicited by this Proxy Statement a copy of our annual report on Form 10-K for the fiscal year ended October 31, 2007, including our financial statements but excluding the exhibits to the Form 10-K. The Form 10-K includes a list of the exhibits that were filed with it, and we will furnish a copy of any such exhibit to any person who requests it upon the payment of our reasonable expenses in providing the requested exhibit. For further information, contact Bruce S. MacDonald, Chief Financial Officer, Vermont Pure Holdings, Ltd., 1050 Buckingham Street, Watertown, Connecticut 06795, telephone 802-658-9112. Our annual report on Form 10-K and our other filings with the SEC, including the exhibits, are also available for free on our website (www.vermontpure.com) and the SEC’s website (www.sec.gov).

VERMONT PURE HOLDINGS, LTD. — PROXY
SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 1, 2008
     The undersigned stockholder(s) of VERMONT PURE HOLDINGS, LTD., a Delaware corporation (the “Company”), hereby appoints Ross S. Rapaport and Peter K. Baker, or either of them, with full power of substitution and to act without the other, as the agents, attorneys and proxies of the undersigned, to vote the shares of stock held by the undersigned or which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held on April 1, 2008 and at all adjournments thereof (the “Meeting”), with all powers the undersigned would possess if personally present. This proxy will be voted in accordance with the instructions given on the reverse and in the discretion of the proxies upon all other matters that may properly come before the Meeting. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR ALL OF THE NOMINEES FOR DIRECTOR.
     The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement for the Meeting and hereby revokes all proxies, if any, heretofore given by the undersigned to others for said Meeting.
(CONTINUED, AND TO BE SIGNED, ON OTHER SIDE)

PLEASE DATE, SIGN AND MAIL YOUR
PROXY CARD AS SOON AS POSSIBLE!
ANNUAL MEETING OF STOCKHOLDERS
VERMONT PURE HOLDINGS, LTD.
APRIL 1, 2008
PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED

A	☑	Please mark your votes as in this example

1.	Election of the following directors:

	Henry E. Baker	Martin A. Dytrych
	John B. Baker	John M. LaPides
	Peter K. Baker	Ross S. Rapaport
Phillip Davidowitz

☐ FOR all nominees listed above except as marked to the contrary below.

☐ WITHHOLD AUTHORITY to vote for all nominees listed above.

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee’s name in the space below.

2.	In their discretion, the proxies are authorized to vote upon such other business as may come before the meeting or any adjournment thereof.

I PLAN ON ATTENDING THE ANNUAL MEETING ☐

Signature

Signature if held jointly	Dated	, 2008

NOTE: Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signer is a corporation, please sign in full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.